EXHIBIT 2.8

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES,

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ANDREW ARROYO REAL ESTATE INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Andrew Arroyo and Tiffany Mohler, do hereby certify that:

A. They are the duly elected and acting President and Secretary of Andrew Arroyo Real Estate, Inc., a Delaware corporation (the “Corporation”).

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated September 24th, 2025, the Board of Directors duly adopted the following resolutions:

C. Pursuant to the Unanimous Written Consent of the Holders of the Corporation’s Series A Preferred Stock dated September 24th, 2025, the holders of the Corporation’s Series A Preferred Stock duly adopted the following resolutions:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.0005 per share (the “Preferred Class”), comprising Fifteen Million (15,000,000) shares, of which 2,000,000 were initially issued on July 29, 2021 with a par value of $0.001 as “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions, and other matters relating to the Series A Convertible Preferred Stock as set forth in that Certificate of Designation filed with the State of Delaware on July 29, 2021. After the filing of the Amended and Restated Certificate of Incorporation and the corresponding 2:1 forward stock split, approved and ratified by the Board on September 24, 2025 and effective September 24, 2025, the current outstanding Preferred Stock will be 4,000,000 shares composed entirely of Series A Convertible Preferred Stock with a par value of $0.0005. No other series of Preferred stock has been created or issued as of this date. The classes of preferred stock provides that the Board of Directors of the Corporation may create and fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend and restate the rights, preferences, privileges, restrictions, and other matters relating to the Series A Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean Andrew Arroyo Real Estate Inc., a Delaware Corporation.

1.3 “Common Stock” shall mean the common stock, $0.0005 par value per share, of the Corporation.

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1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Conversion Date” shall have the meaning set forth in Section 4.2.

1.6 “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7 “Holder” shall mean a holder of the Series A Convertible Preferred Stock.

1.8 “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

1.9 “Original Issue Price” shall mean $0.001 per share for the Series A Convertible Preferred Stock.

1.10 “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11  “Preferred Stock” or “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.0005 par value per share, of the Corporation.

1.12 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously. Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3 Non‑Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

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3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock, and equal in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of any other series of preferred stock that have liquidation preference, an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock. If upon any liquidation, dissolution, or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series A Convertible Preferred Stock shall be entitled only to the rights contained in this Section 3.

3.3 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, beginning on the date that is twelve (12) months from the date the Holder acquired the shares of Preferred Stock, and without the payment of additional consideration by the holder thereof, into one (1) share of fully paid and nonassessable share of Class C Common Stock (the “Conversion Ratio”). Each share of any other series of preferred stock shall be convertible, at the option of the holder thereof, beginning on the date that is twelve (12) months from the date the Holder acquired the shares of preferred stock, and without the payment of additional consideration by the holder thereof, into one (1) share of fully paid and nonassessable shares of Class A Common Stock (the “Conversion Ratio”).

4.1.2 Termination of Conversion Rights. Subject to Section 4.3.1 in the case of a Contingency Event (as defined therein), in the event of a reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up and issue one additional share of Common Stock to the holder. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent for the Preferred Stock), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent (a “Contingency Event”). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Preferred Stock, or to such holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (b) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times while any share of Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Restated Articles of Incorporation.

4.3.3 Effect of Conversion. All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued.

4.3.4 No Further Adjustment. Upon any conversion of shares of Preferred Stock, no adjustment to the Conversion Ratio of the applicable series of Preferred Stock shall be made with respect to the converted shares for any declared but unpaid dividends on such series of Preferred Stock or on the Common Stock delivered upon conversion.

4.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of a series of Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Preferred Stock) effect a subdivision of the outstanding Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date for a series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Ratio for such series of Preferred Stock in effect immediately before the combination shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for such series of Preferred Stock in effect immediately before such event shall be used to determine the number of shares of Common Stock to be issued to the holders of the Preferred Stock.

4.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Preferred Stock the Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6 or 4.8), then in any such event each holder of such series of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

4.8 Adjustment for Merger or Consolidation. If there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not a series of Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 4.5, 4.6 or 4.7), then, following any such consolidation or merger, provision shall be made that each share of such series of Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Ratio of such series of Preferred Stock then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series of Preferred Stock.

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5. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6. Call Provisions. The Series A Convertible Preferred Stock shall not be callable by the Company.

7. Redemption. The Series A Convertible Preferred Stock shall not be redeemable by the Company.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9. Voting Provisions. Each outstanding share of Series A Convertible Preferred Stock shall be entitled to ten (10) votes on all matters to which the holders of the Company’s Common Stock are entitled or required to vote, as calculated on the date of the vote. Each outstanding share of any other series of Preferred Stock shall be entitled to one (1) vote on all matters to which the holders of the Company’s Common Stock are entitled or required to vote, as calculated on the date of the vote.

10. Protective Provisions. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series A Convertible Preferred Stock then outstanding (voting as a class), (a) alter or change adversely the powers, preferences, or rights given to the Series A Convertible Preferred Stock or alter or amend this Certificate of Designation; (b) authorize or issue shares of any class of stock having any preference or priority as to dividends rights, redemption rights, or liquidation preference superior to or equal to the Series A Convertible Preferred Stock; (c) increase the authorized number of shares of Series A Convertible Preferred Stock; (d) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof; (e) liquidate, dissolve, or wind-up the business and affairs of the Corporation, or effect any liquidation event, or (f) enter into any agreement with respect to the foregoing.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by President and attested to by its Secretary this 24th day of September, 2025.

	/s/ Andrew Michael Arroyo		/s/ Tiffany Mohler
By:	Andrew Michael Arroyo	By:	Tiffany Mohler
Its:	President	Its:	Secretary

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